Exhibit 10.4
August 3, 2022
Quinton Heights, LLC
600 Steamboat Road, Floor 2
Greenwich, CT 06830
Attention: Legal Department

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS 66636
Attention: Legal Department

Re: Exercise of Optional Redemption Right for 5.75% Series A Cumulative Perpetual Convertible Preferred Stock
Ladies and Gentlemen:
    Reference is made to the 5.75% Series A Cumulative Perpetual Convertible Preferred Stock Purchase Agreement, dated as of October 17, 2019 (the “Purchase Agreement”), by and among Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule I thereto (“you,” or the “Investors”), relating to the sale and purchase of 300,000 shares of the Company’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (together with any preference securities into which the Shares are converted or exchanged, the “Shares”), and the Certificate of Designations filed on November 7, 2019 with the Delaware Secretary of State setting forth the rights, powers and preferences of the Shares (the “Certificate of Designations”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.
    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investors, intending to be legally bound, agree as follows:
    The Company agrees not to exercise its optional redemption right with respect to any Shares under Section 7(b) of the Certificate of Designations at any time prior to October 15, 2025. For the avoidance of doubt, the Company and the Investors agree that this letter agreement shall not apply, and shall have no force or effect whatsoever, with respect to the Company’s redemption rights pursuant to Section 7(c) of the Certificate of Designations or the provisions relating to a Make-Whole Fundamental Change set forth in Section 10 of the Certificate of Designations.
    This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such State without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction.
This letter agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns; provided that (i) the Company shall not assign its rights hereunder without the prior consent of the Investors and (ii) if an Investor transfers all or a portion of its Shares, such Investor may, without the consent of the Company, assign its rights hereunder with respect to any Shares so transferred to the transferee thereof.
[Signature page follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the other parties hereto in accordance with its terms.

                        Very truly yours,
                        KENNEDY-WILSON HOLDINGS, INC.

                        By: _/s/ Matt Windisch________________
Name: Matt Windisch
Title: Executive Vice President

CONFIRMED AND ACCEPTED,
as of the date first above written:
QUINTON HEIGHTS, LLC

By: /s/ Todd Boehly_____________
Name: Todd Boehly
Title: Chief Executive Officer
SECURITY BENEFIT LIFE INSURANCE COMPANY

By: /s/ Joseph Wittrock___________
Name: Joseph Wittrock
Title: Chief Investment Officer

[Signature Page to Optional Redemption Date Side Letter]